Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is entered into by and between ICO, Inc. (the "Company") and W. Robert Parkey, Jr. ("Employee"), to be effective as of February 2, 2004 (the "Effective Date").

WITNESSETH:

WHEREAS , Employee will become employed by Company on the Effective Date; and

WHEREAS , the Company desires to employ Employee from and after the Effective Date pursuant to the terms and conditions and for the consideration set forth in this Agreement, and Employee desires to be employed by Company pursuant to such terms and conditions and for such consideration.

NOW, THEREFORE , for and in consideration of the mutual promises, covenants, and obligations contained herein, the Company and Employee agree as follows:

ARTICLE 1: EMPLOYMENT AND DUTIES:

1.1  The Company agrees to employ Employee, and Employee agrees to be employed by the Company, beginning as of the Effective Date and continuing until the date of termination of Employee’s employment ("Termination Date"), subject to the terms and conditions of this Agreement. The "Employment Period," as used herein, shall mean the period commencing on the Effective Date, and ending on the Termination Date. The "Term," as used herein, shall mean the initial two years of the Employment Period, expiring at midnight of the day before the second anniversary of the Effective Date. At least six (6) weeks prior to the expiration of the Term, the board of directors ("Board") of the Company shall notify the Employee, in writing pursuant to Section 5.1, of the Board’s desire to continue Employee’s employment beyond the end of the Term. If the Board desires to retain the Employee, then a new employment agreement shall be negotiated, prepared, and put into effect prior to the end of the Term of this Agreement; however if the parties cannot agree to the terms of a new agreement by the expiration of the Term (or any mutually agreed to extension thereof), then Employee’s employment shall terminate at the end of the Term (or any mutually agreed to extension thereof), and shall be subject to 3.1(d). The Company shall be responsible for payment of up to $5,000 of Employee’s legal and accounting advisory expenses incurred in connection with the negotiation and execution of a new employment agreement between Employee and the Company.

1.2  Beginning as of the Effective Date, Employee shall be employed as President and Chief Executive Officer of the Company, and shall be a member of the Board. Employee may also serve as an officer and/or director of the Company’s domestic and foreign affiliated subsidiaries, and in such other key contributor capacities as may be requested by the Employer.

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    Employee agrees to serve in such positions, and to perform diligently and to the best of Employee’s abilities the duties and services pertaining to such positions as reasonably determined by Company, as well as such additional or different duties and services appropriate to such positions which the Employee from time to time may be directed to perform by the Company. Employee shall report to the Board.

1.3  Employee shall at all times comply with and be subject to such policies and procedures as the Company may establish from time to time, including, without limitation, the Company’s Employee Handbook and Code of Business Ethics.

1.4  Employee shall, during the Employment Period, devote Employee’s full business time, energy, and best efforts to the business and affairs of the Company. Employee may not engage, directly or indirectly, in any other business, investment, or activity that interferes with Employee’s performance of Employee’s duties hereunder, is contrary to the interest of the Company or any of its affiliated subsidiaries and divisions (collectively, the "ICO Entities" or, individually, an "ICO Entity"), or requires any significant portion of Employee’s business time. The ICO Entities as of the Effective Date are listed on Exhibit A attached hereto and incorporated herein. In the event that, during the Employment Period, any of the ICO Entities establish or purchase a 10% or more direct or indirect equity interest in any entity not listed on Exhibit A, such entity shall be deemed to be an ICO Entity for the purposes of this Agreement. The foregoing notwithstanding, the parties recognize and agree that Employee may engage in passive personal investments and other business activities which do not conflict with the business and affairs of the Company or the ICO Entities or interfere with Employee’s performance of his duties hereunder. Employee shall be eligible to serve on the board of directors or committees thereof of entities that are not ICO Entities during Employee’s employment by the Company, subject to the Board’s advance consideration and approval thereof. Employee shall be permitted to retain any compensation received for approved service on any unaffiliated corporation’s board of directors or committees thereof.

1.5  Employee acknowledges and agrees that Employee owes a fiduciary duty of loyalty, fidelity, and allegiance to act at all times in the best interests of the Company and other ICO Entities and to do no act which would, directly or indirectly, injure any such entity’s business, interests, or reputation. It is agreed that any direct or indirect interest in, connection with, or benefit from any outside activities, particularly commercial activities, which interest might in any way adversely affect the Company, or any ICO Entity, involves a possible conflict of interest. In keeping with Employee’s fiduciary duties to the Company, Employee agrees that during the Employment Period Employee shall not knowingly become involved in a conflict of interest with the Company or the ICO Entities, or upon discovery thereof, allow such a conflict to continue. Moreover, during the Employment Period Employee shall not engage in any activity which might involve a possible conflict of interest without first obtaining approval in accordance with this Agreement and the Company’s policies and procedures.

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ARTICLE 2: COMPENSATION AND BENEFITS:

2.1  During the Employment Period, the Employee shall receive a base salary ("Base Salary") of Three Hundred and Ten Thousand Dollars ($310,000) per annum, less all required deductions, including but not limited federal withholding, social security and other taxes, and payable bi-weekly on the Company’s regular payroll schedule. During the Employment Period, the Base Salary may be reviewed periodically by the Compensation Committee of the Board (the "Compensation Committee"). The Compensation Committee may make recommendations to the Board to revise the Employee’s Base Salary, which may only be revised upon approval by the Board. Any increase in the Base Salary shall not serve to limit or reduce any other obligation to the Employee under this Agreement. During the Term, the Base Salary shall not be reduced.

2.2  In addition to the Base Salary, the Employee shall be eligible, upon the conclusion of each fiscal year during the Employment Period, to receive an annual bonus (an "Annual Incentive Bonus"), pursuant to an Annual Incentive Bonus structure and formula that has been established and pre-approved by the Board. The Annual Incentive Bonus earned for a given fiscal year, if any, shall be paid in lump sum cash (subject to all legally required withholdings) on or before the last day of the first quarter of the following fiscal year (during or after the Term). Any Annual Incentive Bonus will be considered earned only if the Employee is employed on the October 1 st immediately following the fiscal year on which the bonus is calculated, unless a pro-rata bonus is due as specifically provided for in this Agreement.

(a)  The bonus for the first fiscal year during the Employment Period (which shall be a partial year, ending on September 30, 2004) ("the "Year One Annual Incentive Bonus"), shall be calculated as follows:

(i)   If EBITDA is less than $9.8 million, no Year One Annual Incentive Bonus shall be earned.

(ii)   If EBITDA is greater than or equal to $9.8 million, but less than $12 million, the Year One Annual Incentive Bonus will be X% of Base Salary, where

X = (EBITDA – 7,600,000)/ 88,000

(iii)  If EBITDA is greater than or equal to $12 million, the Year One Annual Incentive Bonus will be Y % of Base Salary, where

Y = (EBITDA – 6,000,000) /120,000

For the purposes of the above formula, "EBITDA" is defined as the consolidated operating income or loss from continuing operations plus: (i) depreciation and amortization; (ii) impairment, restructuring, and other

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costs, and (iii) stock option compensation expense. EBITDA is calculated and determined based on the Company’s audited financial statements.

(b)   The Board, subject to the mutual agreement between the Employee and the Board, shall approve the structure and formula for calculating the Year Two Annual Incentive Bonus (for the fiscal year commencing on October 1, 2004), and for calculating the Annual Incentive Bonus for each fiscal year thereafter. The structure for calculating the Year Two Annual Incentive Bonus shall be similar to the structure for calculating the Year One Annual Incentive Bonus, but the formula shall be based on the Year Two business plan, as presented to and accepted by the Board.

  2.3.  In addition to the Base Salary and other benefits afforded to Employee under this Agreement, on the Effective Date Employee shall receive options ("Options") to purchase 600,000 shares of the Common Stock of the Company ("Shares").

The Options shall be granted, vest, and, have an exercise price as follows:

(a)  Options to purchase 200,000 Shares, which shall be 100% fully vested on the first anniversary of the Effective Date, shall be granted at an exercise price of $1.25 per Share. Options to purchase 70,000 of the Shares referenced in this clause (a) shall be granted on the Effective Date, and to the extent permitted under the Internal Revenue Code (the "Code"), shall be Incentive Stock Options ("ISOs"). Options to purchase 130,000 of the Shares referenced in this clause (a) shall be granted within five (5) business days after the Company’s 2004 Annual Meeting of Shareholders, and in any event no later than April 1, 2004.

(b)  Options to purchase 200,000 Shares, which shall be 100% fully vested on the second anniversary of the Effective Date, shall be granted at an exercise price of $1.75 per Share. Options to purchase 70,000 of the Shares referenced in this clause (b) shall be granted on the Effective Date, and to the extent permitted under the Code, shall be ISOs. Options to purchase 130,000 of the Shares referenced in this clause (b) shall be granted within five (5) business days after the Company’s 2004 Annual Meeting of Shareholders, and in any event no later than April 1, 2004.

(c)  Options to purchase 200,000 Shares, which shall be 100% fully vested on the third anniversary of the Effective Date, shall be granted at an exercise price of $2.25 per Share. Options to purchase 70,000 of the Shares referenced in this clause (c) shall be granted on the Effective Date, and to the extent permitted under the Code, shall be ISOs. Options to purchase 130,000 of the Shares referenced in this clause (c) shall be granted within five (5) business days after the Company’s 2004 Annual Meeting of Shareholders, and in any event no later than April 1, 2004.

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Notwithstanding the exercise prices outlined above, in the event that the Fair Market Value (as defined in the applicable stock option plan under which the options are granted) of the Common Stock on the last trading day immediately preceding the Effective Date is greater than the exercise price stated in any of clauses (a), (b), or (c) above, the exercise price for the referenced Options shall be the Fair Market Value of such Shares on the last trading day before the Effective Date.

The Options shall expire on the seventh anniversary of the Effective Date. Notwithstanding the foregoing, upon termination of Employee’s employment for any reason then the options shall expire upon the first business day following the expiration of the three (3) month period after Employee’s Termination Date.

The Options shall be granted under the terms of the Company’s 1994, 1995, 1996, and/or 1998 Employee Stock Option Plans, at the Company’s discretion, or on terms substantially identical to the terms in such plans, and subject to the Employee’s execution of option agreements in compliance with all terms and conditions of the applicable plans.

2.4  During the Employment Period, the Employee shall be entitled to participate in incentive, savings, and retirement plans, and other standard benefit plans afforded to executive-level employees of the Company, including, without limitation, all medical, dental, disability, group life, accidental death, D&O indemnity, and travel accident insurance plans and programs of the Company, to the extent Employee is otherwise eligible under the terms and conditions of the applicable plan or policy, and as such plans or policies may be from time to time be amended, modified or terminated by the Company without prior notice. Dependants of Employee may participate in such plans to the extent allowed for other dependants of executive level Employees of the Company as allowed by the applicable plan. This Agreement shall not be construed to limit in any respect the Company’s right to establish, amend, modify, or terminate any benefit plan or policy. Furthermore, the Company shall not by reason of this Article 2 be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any incentive compensation, employee benefit, or stock or stock option program or plan, so long as such actions are similarly applicable to covered employees generally.

2.5  During the Employment Period, the Company shall pay or reimburse Employee for all actual, reasonable, and customary expenses incurred by Employee in the course of his employment in accordance with the Company’s policies and procedures in effect at the time. Such expenses paid or reimbursed by the Company shall include, but not be limited to, the following:

(a)  In lieu of use of a Company vehicle, and maintenance, repair, and insurance expenses associated therewith, the Employee shall receive a monthly vehicle

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allowance in the sum of $700.00 ("Vehicle Allowance"), paid on the first payday of each month.

(b)  The Company shall pay or reimburse Employee for all business-related air travel. It is understood that all international travel shall be business class, and that the Employee’s spouse may accompany Employee on such international travel on an occasional basis through use of Platinum American Express "partner flies free" plan, or similar plans providing for the spouse to fly free when accompanying Employee. All domestic travel shall be coach class.

(c)  The Company shall pay all costs associated with the Employee’s cellular telephone and cellular telephone service.

(d)  The Company shall pay for or reimburse Employee for all business-related expenses to attend, from time to time, President and CEO-related seminars or conferences that will serve to benefit the Company; and for the maintaining and/or increasing the level of contemporary executive management skills, that will serve to benefit the Company.

2.6  During the Employment Period, the Employee shall be entitled to four weeks of vacation, fully paid, per calendar year.

2.7  The Company may withhold from any compensation, benefits, or amounts payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

2.8  Following the end the of the Company’s 2004 fiscal year, the Board shall review the Employee’s performance to allow, within ninety days after the end of the 2004 fiscal year and subject to the Board’s conclusions in its performance review, for negotiations regarding increases in the Employee’s Base Salary, bonus structure, equity compensation, severance payment terms, and/or benefits.

2.9  No amendment, modification, or repeal of Article Eleven of the Articles of Incorporation of the Company (as amended on or before the date hereof) or Article 7 of the Amended and Restated Bylaws of ICO, Inc., as amended October 5, 2001, shall have the effect of limiting or denying any indemnification rights with respect to actions of Employee occurring, or proceedings arising, prior to such amendment, modification, or repeal, which indemnification rights Employee would otherwise have been entitled to if such amendment, modification, or repeal had not been effectuated, and the provisions of Article 7 of the Amended and Restated Bylaws of ICO, Inc., as amended October 5, 2001, shall continue to apply to Employee with respect to actions taken or proceedings arising prior to such amendment, modification, or repeal, as if such amendment, modification or repeal had not been effectuated. Notwithstanding the foregoing, nothing in this Section 2.9 shall entitle Employee to indemnification (i) to any extent not permitted by the Texas Business Corporation Act, as amended from time to time, and (ii)

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with respect to actions occurring at or after (but not as to actions of Employee occurring prior to) the time of such amendment, modification, or repeal that are the basis for Employee’s claim for indemnity to any extent that indemnity for such later actions of Employee is not permitted by such Articles of Incorporation or Bylaws as so amended, modified, or repealed. Employee’s rights to indemnification shall continue in effect after the termination of this Agreement, regardless of the cause of termination, for a period of five (5) years thereafter, and as to any claim for indemnification raised or in existence during that five-year period, Employee’s rights and the Company’s obligations under this Section 2.9 shall continue until such claim is resolved without further right of appeal .

ARTICLE 3: TERMINATION OF EMPLOYMENT AND EFFECTS OF SUCH TERMINATION:

3.1  (a) Employee’s employment shall be terminated during the Employment Period by reason of the following circumstances:

(i)        Death of Employee.

(ii)     Permanent Disability. "Permanent Disability" shall mean Employee’s physical or mental incapacity to perform his usual duties, with such condition likely to remain continuously and permanently as determined by the Board of Directors. The decisions as to whether and as of what date Employee has become permanently disabled are delegated to the Board of Directors for determination, and any dispute of Employee with any such decision shall be limited to whether the Board of Directors reached such decision in good faith.

(iii)      Voluntary Termination. "Voluntary Termination" shall mean a termination of employment at the election of Employee (other than for Good Reason, as defined in Section 3.2(b) below)). Employee will provide the Company with six (6) weeks advance notice of his intent to terminate his employment voluntarily. Employee shall continue to remain an employee of the Company through the six week notice period and will perform such duties, if any, assigned to him by the Company during the notice period. Notwithstanding the foregoing, the Company may, at its option, waive the Employee’s obligation to remain an employee during all or any portion of the six week notice period, in which case Employee’s employment shall cease immediately.

(iv)      Termination by Company for Cause. "Termination for Cause" shall mean a termination of employment immediately upon notice to the Employee from the Company that an event constituting "Cause" has occurred. For purposes

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            of this Agreement, the term "Cause" shall be defined as: (a) an act of dishonesty or fraud; (b) a knowing and material violation of any written policy of the Company or applicable to the Company’s operations; (c) a knowing and material violation of an applicable law, rule, or regulation that exposes the Company to damages or liability; (d) a material breach of fiduciary duty; or (e) conviction of a felony. In the event that Employee is terminated for Cause, Employee shall be provided with notice of such termination in accordance with Section 5.1 below.

(b)  In the event Employee’s employment terminates as a result of any of the circumstances described in 3.1(a)(i) through (iv) above, all future compensation to which Employee would otherwise be entitled and all future benefits for which Employee is eligible shall cease and terminate as of the Termination Date, except as specifically provided in this Section 3.1, and Employee shall receive payment, if any, for accrued and unused vacation days according to the Company’s current policy applicable to payment for unused vacation. In the event of termination for any of the reasons set forth in 3.1(a)(i) through (iv) above, Employee shall not be entitled to receive an Annual Incentive Bonus for the fiscal year in which the termination occurs, but shall be entitled to receive an Annual Incentive Bonus, if any, that has been earned but not yet paid to Employee for the fiscal year prior to the fiscal year in which the termination occurs.

(c)  Notwithstanding anything contained in 3.1(b), in the event that Employee’s employment terminates as a result of death or permanent disability resulting from any accident or incident beyond Employee’s control that occurs while Employee is traveling on Company business or is in the course and scope of employment (excluding any accident or incident occurring when Employee is traveling within Houston and to or from his normal place of business or his residence), the preceding paragraph shall not apply, and instead Employee (or his Estate, as the case may be) shall be entitled to receive payment subject to and calculated in accordance with the provisions of Sections 3.2(a) and 3.2(a)(i) through (iv) below.

(d)  In the event that Employee’s employment terminates upon the expiration of the Term because (i) the Board does not desire to continue Employee’s employment beyond the Term, (ii) the Employee does not desire to continue his employment beyond the Term, and/or (iii) after the Board has provided the Employee of notice of its desire to the retain the Employee beyond the end of the Term, the parties are unable to agree to the terms of a new agreement by the expiration of the Term (or any mutual extension thereof), then the Termination Date shall be the last day of the Term, and all future compensation to which Employee would otherwise be entitled and all future benefits for which Employee might otherwise be eligible shall cease and terminate as of the Termination Date (other than claims for benefits and payments to be payable after Termination Date under any of the Company’s health or welfare plans), and Employee shall receive payment, if any, for accrued and unused vacation days according to the Company’s current policy applicable to payment for unused vacation. Furthermore, if Employee’s employment ceases at the end of the Term pursuant to this Section 3.1(d), then Employee shall be entitled to receive the Year Two Annual Incentive Bonus, if any, in the event that it has been

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earned but has not yet been paid to Employee, and shall be entitled to receive a pro-rated Annual Incentive Bonus calculated based on the first quarter (October 1 – December 31) of the Company’s 2006 fiscal year, to be paid within thirty (30) business days following the end of the Term.

3.2  The Company reserves the right to terminate Employee’s employment without cause. If the Company decides to terminate Employee without cause, it shall provide him with written notice of termination ("Notice of Termination"). The Notice of Termination shall specify the Termination Date.

(a)  If the Termination Date occurs during the Term, Company shall pay Employee, within thirty (30) days after the Termination Date, and after Employee’s execution of a full release of all claims against the Company (excluding only claims for benefits and payments to be payable after Termination Date under any of the Company’s health or welfare plans, and claims for indemnification against third parties pursuant to Article 7 of the Amended and Restated Bylaws of ICO, Inc., as amended October 5, 2001), an "Early Termination Payment," in lump sum cash (subject to required taxes and withholdings) consisting of the following:

(i)  pro rata Base Salary through the Termination Date, and in the event that the prior fiscal year’s Annual Incentive Bonus, if any, has been earned but not yet paid, such Annual Incentive Bonus for the prior fiscal year; and

(ii)  payment, if any, for accrued and unused vacation days according to the Company’s current policy applicable to payment for unused vacation; and

(iii)  a sum equal to Employee’s current annual Base Salary; and

(iv)  a pro-rated portion of the Annual Incentive Bonus for the fiscal year during which the Termination Date occurs. Such pro-rated portion of the Annual Incentive Bonus will be calculated according to the following example: If the Termination Date occurs on the last day of the second quarter of the 2004 fiscal year, and EBITDA is on track to reach $12,000,000 by the end of the 2004 fiscal year (e.g. EBITDA has reached $6,000,000 as of the last day of the second quarter), Employee would be entitled to receive ½ (representing 182/364 days in the fiscal year) of the percentage of Base Salary that he would otherwise be entitled to receive if EBITDA reached $12,000,000 at the end of that fiscal year, so in this case he would be entitled to 25% (representing ½ of 50%) of his Base Salary.

(b)  "Good Reason" shall mean a termination of employment by Employee under any one of the following circumstances:

(i)  In the event of a material breach by Company of any material provision of this Agreement which remains uncorrected for thirty (30) days following written notice ("Material Breach Notice Period") of such breach by

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Employee to the Board, Employee may terminate this Agreement provided that Employee provides the Board with written notice of such termination, specifying a Termination Date that is on or after the date of such written notice but within sixty (60) days after the expiration of the Material Breach Notice Period and more than forty-five (45) days prior to the expiration of the Term.

(ii)  In the event that there is any material diminution of Employee’s job description, job role, responsibilities, and/or scope of position during the Term, Employee may terminate this Agreement upon written notice to the Board of Directors specifying a Termination Date that is on or after the date of such written notice and more than forty-five (45) days prior to the expiration of the Term.

(iii)  If there is any amendment, modification, or repeal of Article Eleven of the Articles of Incorporation of the Company (as amended on or before the date hereof) and/or Article 7 of the Amended and Restated Bylaws of ICO, Inc. (as amended October 5, 2001) by the shareholders or the Board, which amendment, modification, or repeal shall have the effect of limiting or denying, except in any immaterial respect, any indemnification rights that Employee would otherwise be entitled to if such amendment, modification, or repeal had not been effectuated, then Employee may terminate this Agreement within thirty (30) days of the taking effect of such amendment, modification, or repeal, upon written notice to the Board.

In the event of such termination by Employee for Good Reason, Employee shall be entitled to an Early Termination Payment subject to and calculated in accordance with the provisions of Sections 3.2(a) and 3.2(a)(i) through (iv) above.

3.3.  Termination following a Change of Control

(a)  For the purposes of this Agreement, "Change of Control" means any of the following events: (i) a merger, share exchange or consolidation in which the Company will not be the surviving entity (or survives only as a subsidiary of an entity), (ii) the sale or exchange by the Company all or substantially all of its assets to any other person or entity, (iii) the acquisition of ownership or control (including, without limitation, power to vote) by any person or entity, including a "group" as contemplated by Section 13(d)(3) of the 1934 Act, of more than 50% of the outstanding shares of the Company's voting stock (based upon voting power); provided , however , that a Change of Control will not include (A) any reorganization, merger, consolidation, sale, exchange, or similar transaction, which involves solely the Company and one or more entities wholly-owned, directly or indirectly, by the Company immediately prior to such event; or (B) the consummation of any transaction or series of integrated transactions immediately following which the record holders of the voting stock of the Company immediately prior to such transaction or series of transactions continue to hold 50% or more of the voting

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 stock (based upon voting power) of (1) any entity that owns, directly or indirectly, the stock of the Company, (2) any entity with which the Company has merged, or (3) any entity that owns an entity with which the Company has merged.

(b)  A "COC Termination" shall be deemed to have occurred if (i) there is a Change of Control during the Term, and (ii) within the twelve (12) month period immediately following the Change of Control (but still within the Term) (A) the Employee’s employment terminates for any reason other than the circumstances described in Sections 3.1(a) through (e) above, (B) Employee is required to relocate over 100 miles from Houston, Texas; (C) Employee is required to commute to a location over 100 miles from the Company’s current corporate offices; (D) Employee’s Base Salary is materially reduced or any other material benefit of the Employee’s employment is materially reduced; or (E) there is any material diminution of Employee’s job description, job role, responsibilities, and/or scope of position. In the event of a COC Termination, the Company or successor in interest shall be obligated to pay employee, within thirty (30) days after the Termination Date, and after Employee’s execution of a full release of all claims against the Company (excluding only claims for benefits and payments to be payable after Termination Date under any of the Company’s health or welfare plans, and claims for indemnification against third parties pursuant to Article 7 of the Amended and Restated Bylaws of ICO, Inc., as amended October 5, 2001), a "COC Termination Payment," in lump sum cash (subject to required taxes and withholdings), consisting of the following:

(i)  pro rata Base Salary through the Termination Date, and in the event that the prior fiscal year’s Annual Incentive Bonus, if any, has been earned but not yet paid, such Annual Incentive Bonus for the prior fiscal year; and

(ii)  a sum equal to 150% of the Employee’s current annual Base Salary; and

(iii)  a pro-rated portion of the Annual Incentive Bonus for the fiscal year during which the Termination Date occurs, calculated consistent with the example set forth in 3.2(a)(iv) above.

In addition to the COC Termination Payment, in the event of a COC Termination: (x) the Company shall pay any premiums due under COBRA (or any legal successor thereto) in order to maintain Employee’s current medical and dental insurance coverages for the 12-month period immediately following the Termination Date, and (y) with regard to any of the Company’s welfare plans (e.g. life insurance) that Employee participates in immediately prior to the Termination Date, if such plans allow for continued coverage after termination of employment, the Company shall pay the premiums that would otherwise be due from the Employee in order to maintain Employee’s coverages during the 12-month period immediately following the Termination Date.

3.4  Any Early Termination Payment or COC Termination Payment ("Termination Benefit") paid to Employee pursuant to Section 3.2 or 3.3 shall be in consideration of Employee’s continuing obligations under Article 4. Nothing contained in this Article 3 shall be construed to be a waiver by Employee of any benefits accrued for or due Employee under any

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employee benefit plan (as such term is defined in the Employee Retirement Income Security Act of 1974, as amended), maintained by the Company except that Employee shall not be entitled to any severance benefits pursuant to any severance plan or program of the Company.

3.5  Termination of the employment relationship does not terminate those obligations imposed by this Agreement which are continuing obligations, including Employee’s obligations under Article 4.

ARTICLE 4:
OWNERSHIP AND PROTECTION OF INTELLECTUAL PROPERTY
AND CONFIDENTIAL INFORMATION;
NON-COMPETITION AGREEMENT:

4.1  All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, which are conceived, made, developed or acquired by Employee, individually or in conjunction with others, during Employee’s employment by the Company (whether during business hours or otherwise and whether on the Company’s premises or otherwise) which relate to the business, products or services of the Company or any of the ICO Entities (including, without limitation, all such information relating to corporate opportunities, confidential financial information, research and development activities, sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or potential customers and their requirements, the identity of key contacts within the customers’ organizations or within the organizations of acquisition prospects, marketing and merchandising techniques, prospective names, and marks), and all writings or material of any type embodying any of such items, shall be the sole and exclusive property of ICO or the ICO Entities, as the case may be.

4.2  Employee acknowledges that the businesses of the Company and the ICO Entities are highly competitive and that their strategies, methods, books, records, and documents, their technical information concerning their products, equipment, services, and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning their customers and business affiliates (including but not limited to the products and/or services marketed, advertised, and/or sold to customers and prospective customers, and the prices charged or quoted to them for such products and/or services, and the business activities, needs, and requirements for products and/or services of such customers or prospective customers) all comprise confidential business information and trade secrets which are valuable, special, and unique assets which the Company or the ICO Entities use in their business to obtain a competitive advantage over their competitors. Employee further acknowledges that protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to the Company and the ICO Entities in maintaining their competitive position. Employee hereby agrees that Employee will not, at any time during or after the Employment Period, make any unauthorized disclosure of any confidential business information or trade secrets of the Company or any other ICO Entity, or make any use thereof, except in the carrying out of his employment responsibilities hereunder.

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Confidential business information shall not include information in the public domain (but only if the same becomes part of the public domain through a means other than a disclosure prohibited hereunder). The above notwithstanding a disclosure shall not be unauthorized if (i) it is required by law or by a court of competent jurisdiction or (ii) it is in connection with any judicial arbitration, dispute resolution or other legal proceeding in which Employee’s legal rights and obligations as an Employee or under this Agreement are at issue; provided, however, that Employee shall, to the extent practicable and lawful in any such events, give prior notice to the Company of his intent to disclose any such confidential business information in such context so as to allow the Company or the applicable ICO Entity an opportunity (which Employee will cooperate with and will not oppose) to obtain such protective orders or similar relief with respect thereto as may be deemed appropriate.

4.3  All written materials, records, and other documents made by, or coming into the possession of, Employee during the Employment Period which contain or disclose confidential business information or trade secrets of the Company or the ICO Entities shall be and remain the property of the Company or the ICO Entities, as the case may be. Upon termination of Employee’s employment with the Company, for any reason, Employee promptly shall deliver the same and all copies thereof to the Company.

4.4  To enable Employee to perform the duties contemplated by this Agreement, the Company promises that it will disclose confidential information, including confidential business information and trade secrets of the nature described or referenced in Sections 4.1 – 4.3 above, during the Employment Period and before termination of the employment relationship established by this Agreement. In return for and ancillary to the promise made by the Company to make such disclosure, Employee hereby makes a reciprocal promise designed to enforce the Company’s interest in protecting its confidential information and its goodwill. Accordingly, Employee promises to comply with the obligations set forth in Sections 4.1 through 4.3 above, and furthermore, Employee agrees that, during Employee’s employment with the Company and/or any other ICO Entity, and for fifteen (15) months following the end of employment with the Company or any other ICO Entity for any reason, Employee will not, directly or through any other person, firm, or corporation, in any country in which the Company or any ICO Entity does business:

   (a)          perform services as an employee, officer, director or independent contractor for any Competing Enterprise (as defined below);

   (b)          be an owner, shareholder (except for the ownership by Employee of less than Five Percent (5%) of the equity securities of any publicly-traded company), agent, or partner of, or serve in an executive position with, any Competing Enterprise;

   (c)          call on or otherwise communicate with any customer or prior customer of the Company and/or any ICO Entity, including any respective successors and assigns, for the purpose of soliciting business for a Competing Enterprise or for someone other than the Company and/or other ICO Entities; or

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    (d)          do anything to interfere with the normal operation of the businesses of the Company or any other ICO Entity, including, without limitation, make any effort personally or through others to recruit, hire, or solicit any employee or independent contractor of the Company or another ICO Entity to leave the Company or such ICO Entity, or to interfere in any way with any ICO Entity’s relationships with its customers or suppliers.

For purposes of this Section, the term "Competing Enterprise" shall mean: any person or any business organization of whatever form, excluding the Company and/or any other ICO Entity, engaged directly or indirectly in any business or enterprise whose business activities specifically relate to or involve: (i) grinding, processing, blending, and/or compounding of polymer products for (a) the rotational molding industry, or (b) any other industry that ICO Polymers North America, Inc. or any other ICO Entity specifically services or sells to; or (ii) the production of concentrates or compounds or other processing services related to polymer products as conducted by Bayshore Industrial, Inc. or any other ICO Entities.

ARTICLE 5: MISCELLANEOUS:

5.1  For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when received by or tendered to Employee or the Company, as applicable, by pre-paid courier or by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company, to

ICO, Inc., To the attention of the Chairman of the Board of Directors
5333 Westheimer Road, Suite 600
Houston, Texas 77056

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

If to Employee, to his last known personal residence.

Notwithstanding the foregoing, any Notice of Termination pursuant to Article 3 may be delivered to the Employee in accordance with the above sentences in this Section 5.1, or by email to the Employee’s Company email address, and in the event of such delivery by email, the Delivery Date shall be conclusively determined to be the date when such email was received on the Company’s server regardless of the date when such email was opened by the Employee.

5.2  This Agreement shall be governed by and construed and enforced, in all respects in accordance with the law of the State of Texas, without regard to principles of conflicts of law, unless preempted by federal law, in which case federal law shall govern; provided, however, that

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the dispute resolution process in Section 5.5 shall govern in all respects with regard to the resolution of disputes hereunder.

5.3  No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

5.4  It is a desire and intent of the parties that the terms, provisions, covenants, and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term, provision, covenant, or remedy of this Agreement or the application thereof to any person, association, or entity or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant, or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law. In any case, the remaining provisions of this Agreement or the application thereof to any person, association, or entity or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect.

5.5  It is the mutual intention of the parties to have any dispute concerning this Agreement resolved out of court. Accordingly, the parties agree that any claim or controversy of whatever nature arising from or relating in any way to this Agreement or the employment of the Employee by the Company, and any continuing obligations under this Agreement, including disputes arising under the common law or federal or state statutes, laws or regulations and disputes with respect to the arbitrability of any claim or controversy, shall be resolved exclusively by final and binding arbitration before a single experienced employment arbitrator selected by the parties and conducted in accordance with the agreement of the parties or as determined by the arbitrator. If the parties are unable to agree to an arbitrator, an arbitrator will be selected in accordance with the Employment Dispute Resolution ("EDR") Rules of the American Arbitration Association ("AAA"). The arbitration will be conducted in Houston, Texas, pursuant to the EDR Rules of the AAA, and the arbitrator shall have full authority to award or grant all remedies provided by law. The judgment upon the award may be enforced by any court having jurisdiction thereof. Each party shall pay the fees of their respective attorneys, the expenses of their witnesses, and any other expenses incurred by such party in connection with the arbitration; provided, however, that the Company shall pay for the fees of the arbitrator or the administrative and filing fees charged by the AAA. However, either party, on its own behalf and on behalf of any other ICO Entities, shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any breach or the continuation of any breach of the provisions of herein.

5.6  This Agreement shall be binding upon and inure to the benefit of the Company, to the extent herein provided, the Company and any other person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of the Company by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. Employee’s rights and obligations under this Agreement are personal and such rights, benefits,

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and obligations of Employee shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, without the prior written consent of the Company.

5.7  This Agreement replaces and extinguishes any previous agreements and discussions pertaining to the subject matter covered herein. This Agreement constitutes the entire agreement of the parties with regard to the terms of Employee’s employment, termination of employment and severance benefits, and contains all of the covenants, promises, representations, warranties, and agreements between the parties with respect to such matters. Each party to this Agreement acknowledges that no representation, inducement, promise, or agreement, oral or written, has been made by either party with respect to the foregoing matters which is not embodied herein, and that no agreement, statement, or promise relating to the employment of Employee by the Company that is not contained in this Agreement shall be valid or binding, except as set forth in any applicable Employee benefit plan. It is understood that, by signing below, Employee acknowledges that this Agreement supercedes any agreements or understandings regarding the subject matter covered herein made prior to the Employee signing this document. Any modification of this Agreement will be effective only if it is in writing and signed by each party whose rights hereunder are affected thereby, provided that any such modification must be authorized or approved by the Board of Directors or its delegate, as appropriate.

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IN WITNESS WHEREOF , the Company and Employee have duly executed this Agreement in multiple originals to be effective on the Effective Date.

ICO, Inc.

/s/ Christopher N. O’Sullivan
Christopher N. O’Sullivan
Chairman of the Board of Directors

Date: January 14, 2004

Employee

/s/ W. Robert Parkey, Jr.
W. Robert Parkey, Jr.

Date: January 14, 2004

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EXHIBIT A

The ICO Entities (as defined in Section 1.4) are listed below, with country of incorporation and state (if U.S.) indicated.

Bayshore Industrial, Inc. – USA, TX
Courtenay Polymers Pty Ltd. - Australia
Fabri-Moulds Ltd. - UK
ICO Europe BV – The Netherlands
ICO Global Services, Inc. – USA, DE
ICO Holdings Australia Pty Ltd. - Australia
ICO Holdings New Zealand Ltd. – New Zealand
ICO Holland BV – The Netherlands
ICO Italia Srl - Italy
ICO Minerals, Inc. – USA, DE
ICO Offshore – Cayman Islands
ICO P&O, Inc. – USA, DE
ICO Petrochemical Cayman Islands – Cayman Islands
ICO Polymers do Brasil Ltda. - Brazil
ICO Polymers France SAS - France
ICO Polymers Hellas Ltd. - Greece
ICO Polymers North America, Inc. – USA, NJ
ICO Polymers UK Ltd. - UK
ICO Polymers, Inc. – USA, DE
ICO Scandinavia AB - Sweden
ICO Technology, Inc. – USA, DE
ICO UK Ltd. - UK
ICO Worldwide, LP – USA, TX
ICO Worldwide (UK), Ltd. - UK
ICO Worldwide Tubular Services PTE Ltd. - Singapore
Innovation Company, S.A. de C.V. - Mexico
J.R. Courtenay (N.Z.) Ltd. – New Zealand
J.R. Courtenay Sdn Bhd - Malaysia
Rotec Chemicals, Ltd. - UK
Lomic SCI - France
Soreco SAS - France
Swavasey Colours Ltd. - UK
Tecron Industries Ltd. - UK
Verplast Srl - Italy
Wedco Minerais Ltda. - Brazil
Wedco Petrochemical, Inc. – USA, DE
Wedco Technology U.K. Ltd. - UK
Wedco Technology, Inc. – USA, NJ
Worldwide GP, LLC – USA, DE
Worldwide LP, LLC – USA, DE

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